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                                                                     Exhibit 8.1
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                                                                 August 22, 2000



To the Addressees Listed
     on Schedule I Hereto

                     Re: Advanta Mortgage Loan Trust 2000-2
                         Mortgage Loan Asset-Backed Certificates, Series 2000-2

Ladies and Gentlemen:

                  We have acted as special tax counsel in connection with the issuance and delivery of certain mortgage loan asset-backed certificates denominated Advanta Mortgage Loan Trust 2000-2, Mortgage Loan Asset-Backed Certificates, Series 2000-2 (collectively, the "Certificates"), pursuant to a Pooling and Servicing Agreement dated as of August 1, 2000 (the "Pooling and Servicing Agreement") among Advanta Conduit Receivables, Inc., as sponsor ("ACRI"), Advanta Mortgage Corp. USA, as master servicer (the "Master Servicer") and Bankers Trust Company of California, N.A., as trustee (the "Trustee").

                  As special tax counsel, we have examined such documents as we deemed appropriate for the purposes of rendering the opinions set forth below, including the following: (a) Prospectus dated December 28, 1999 (the "Prospectus") and a Prospectus Supplement dated August 16, 2000 (the "Prospectus Supplement") with respect to the Class A Certificates, and (b) an executed copy of the Pooling and Servicing Agreement and the exhibits attached thereto.

                  Terms capitalized herein and not otherwise defined herein shall have their respective meanings as set forth in the Pooling and Servicing Agreement.

                  Based upon the foregoing and upon the assumptions set forth below, we are of the opinion, under the laws of the United States, New York State, New York City and California in effect as of the date hereof, that:

Assuming that (a) each of the Lower-Tier REMIC and the Upper-Tier REMIC created under the Pooling and Servicing Agreement elects, as it has covenanted to do in the Pooling and Servicing Agreement, to be treated as a "real estate mortgage investment conduit" ("REMIC"), as such term is defined in the Internal Revenue Code of 1986, as amended (the "Code") and (b) the parties to the Pooling and Servicing Agreement comply with the terms thereof, each of the Lower-Tier REMIC and the Upper-Tier REMIC will be treated as REMICs. Subject to the above, (i) the Lower-Tier REMIC Regular Interests, each Class of Class A Certificates and the
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Class B Certificates issued pursuant to the Pooling and Servicing Agreement will be treated as one or more "regular interests" in the related REMIC and (ii) the Class R-I Certificates and the Class R-II Certificates will be treated as the sole "residual interest" in the related REMIC. The statements under the caption "Material Federal Income Tax Consequences" in the Prospectus, and "Material Federal Income Tax Consequences" and "State Taxes" in the Prospectus Supplement are accurate and complete in all material respects.

As a consequence of the qualification of the Lower-Tier REMIC and the Upper-Tier REMIC each as a REMIC, the Class A Certificates and the Class B Certificates will be treated as "regular . . . interest(s) in a REMIC" under Section 7701(a)(19)(C) of the Code and "real estate assets" under Section 856(c) of the Code in the same proportion that the assets in the Trust consist of qualifying assets under such Sections. In addition, as a consequence of the qualification of each of the Lower-Tier REMIC and the Upper-Tier REMIC as a REMIC, interest on the Class A Certificates and the Class B Certificates will be treated as "interest on obligations secured by mortgages on real property" under Section 856(c) of the Code to the extent that such Class A Certificates and the Class B Certificates are treated as "real estate assets" under Section 856(c) of the Code.

The Trust will not be subject to tax upon its income or assets by the taxing authority of New York State or New York City.

The Trust will not be subject to the California state income tax. While REMICS are subject to the California state minimum franchise tax imposed under Article 2, Section 23153 of the California Revenue and Taxation Code, no opinion is expressed as to whether the Trust is subject to such tax.

Neither the Trust nor any portion thereof, including, without limitation, the Supplemental Interest Account, will be treated as an association taxable as a corporation for federal income tax purposes.

         We express no opinion on any matter not discussed in this letter. This opinion letter is rendered as of the Closing Date for the sole benefit of each of the addressees hereof, and no other person or entity is entitled to rely hereon without our prior written consent. Copies of this opinion letter may not be quoted, circulated or referred to in any other document, without our prior written consent.

                                               Very truly yours,
                                               /S/Dewey Ballantine LLP


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                                   SCHEDULE I


Advanta Mortgage Corp. USA                     Ambac Assurance Corporation
10790 Rancho Bernardo Road                     One State Street Plaza
San Diego, California 92127                    New York, New York  10004

Bear, Stearns & Co. Inc.,                      Bankers Trust Company of
as Representative of the Underwriters            California, N.A., as Trustee
245 Park Avenue                                1761 East St. Andrew Place
New York, New York 10167                       Santa Ana, California 92705

Advanta Mortgage Loan Trust 2000-2             Moody's Investors Service, Inc.
c/o Bankers Trust Company                      99 Church Street
  of California, N.A.                          New York, New York 10007
1761 East St. Andrew Place
Santa Ana, California 92705                    Standard & Poor's Rating Services
                                               55 Water Street
                                               New York, New York 10041